Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67278
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2007 Financial Results; Full-Year Revenues Grow 20 Percent; Operating Income and EPS In-line With Company Guidance
•	Fourth quarter 2007 revenues grew 15 percent to $980 million; Full-year 2007 Revenues grew 20 percent to $3.9 billion

•	2007 Operating Income grew to $419 million yielding 10.9 percent operating margins, up from 2006 operating margins of negative 1.8 percent

•	Full-year 2007 Earnings Per Share grew to $2.13 per share

•	Total backlog increased 38 percent from 2006 to $26.5 billion

•	Recently selected by Textron’s Cessna to provide fuselage and empennage for new Large Cabin Citation business jet
     Wichita, Kan., Feb. 7, 2008 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2007 financial results in-line with its 2007 operating income and fully diluted earnings per share guidance, citing strong global demand for large commercial aircraft and improved operating efficiencies across the business.
Table 1. Summary Financial Results

	4th Quarter			Twelve Months
($’s in Millions, except per share data)	2007	2006*	Change	2007	2006*		Change

Revenues	$980	$852	15%	$3,861	$3,208		20%
Operating Income/(Loss)	$107	$(240)		$419	$(56)
Operating Income/(Loss) as a % of Revenues	10.9%	(28.2% )		10.9%	(1.8%	)
Net Income/(Loss)	$76	$(69)		$297	$17
Net Income/(Loss) as a % of Revenues	7.7%	(8.1% )		7.7%	0.5%
Earnings/(Loss) per Share (Fully diluted)	$0.54	$(0.58)		$2.13	$0.14
Fully Diluted Weighted Avg Share Count (Millions)	139.6	120.4		139.3	122.0

*	Results include costs associated with the company’s Initial Public Offering and the reversal of tax valuation reserves during the fourth quarter of 2006.
     Spirit’s fourth quarter revenues increased to $980 million, up 15 percent from the same period last year while full-year 2007 revenues grew 20 percent to $3.9 billion, up from $3.2 billion. (Table 1)

     Operating income increased to $107 million in the fourth quarter 2007, up from an operating loss of $240 million in the same period a year ago. Fourth quarter 2007 operating income includes $5 million, or $0.02 per fully diluted share, of expense related to the company’s evaluation of Airbus’ European manufacturing sites. 2006 fourth quarter operating loss includes $330 million of expense associated with the company’s initial public offering (IPO) which occurred in November 2006. Full-year 2007 operating income grew to $419 million yielding 10.9 percent operating margins for the year including $5 million, or $0.02 per fully diluted share, of expense related to the company’s evaluation of Airbus sites and $9.6 million, or $0.05 per fully diluted share, of expense related to the company’s follow-on stock offering in May 2007. 2006 full-year operating loss was $56 million and included $330 million of expense associated with the company’s initial public offering.
     Spirit’s fourth quarter 2007 net income was $76 million, or $0.54 per fully diluted share, up from a net loss of $69 million in the same period of 2006. Full-year net income for 2007 grew to $297 million, or $2.13 per fully diluted share, up from $17 million, or $0.14 per fully diluted share for full-year 2006.
     IPO-related costs reduced 2006 net income by $209 million, or $1.74 per fully diluted share in the fourth quarter, and $1.71 per fully diluted share for the full-year 2006 as weighted average share counts for the quarter and the full-year varied. Partially offsetting the IPO costs in 2006 was the release of a previously established tax valuation allowance of $75 million, or $0.62 per fully diluted share in the fourth quarter, and $42 million, or $0.34 per fully diluted share for the full-year 2006.
     “I am pleased with the progress our company has made in 2007,” said President and Chief Executive Officer Jeff Turner. “In our first full year as a public company and our second full year as a stand alone business, we successfully implemented our strategy as we executed our backlog and developed new products. We gained new customers in new markets while expanding the company’s global design and manufacturing footprint. We made solid progress establishing the Spirit brand globally while demonstrating our commitment to grow the business consistent with long-term value creation,” Turner continued. “Cessna’s recent selection of Spirit as the supplier for the fuselage and empennage on the new Cessna Large Cabin Citation business jet demonstrates the value we bring to the industry and our customers,” Turner added. “I continue to be pleased with our ongoing efforts on the 787 program. Specifically, our structures’ design and build efforts are progressing well as we continue to work with our supply chain to prepare for higher rate production. “As we move into 2008 and beyond, we expect to continue to diversify our business while working to deliver strong financial performance.”
     Spirit’s backlog during the quarter increased 13 percent from $23.5 billion to $26.5 billion, as combined net orders for 1,070 aircraft at Boeing and Airbus outpaced their combined deliveries of 235 aircraft. Spirit’s backlog is calculated based on contractual prices for products and volumes from the published firm order backlogs of Boeing, Airbus, and other customers.
     Spirit updated its contract profitability estimates during the fourth quarter of 2007 which resulted in a $3.5 million favorable cumulative catch-up adjustment. Comparatively, fourth quarter 2006 results included a $22 million favorable cumulative catch-up adjustment. For full-year 2007, approximately $13 million of favorable changes in contract estimates were recognized which related to 2005 and 2006 revenues. For the full-year 2006, approximately $59 million of favorable changes in contract estimates were recognized related to 2005 revenues.
     Cash flow from operations was $73 million for the fourth quarter and $180 million for full-year 2007 as the company continued to invest in the 787 program and other development programs. Spirit did not achieve its previously issued 2007 cash flow from operations guidance due to inventory build beyond expectations and delays in completing negotiations for certain contractual matters. Investments in capital expenditures totaled $288 million for the year as the company made planned investments in property, plant and equipment to increase production rates and support the start-up of the 787 program. (Table 2)
Table 2. Cash Flow and Liquidity

	4th Quarter		Twelve Months
($’s in Millions)	2007	2006	2007	2006

Cash Flow from Operations	$73	$(52)	$180	$274
Purchases of Property, Plant & Equipment	$(60)	$(110)	$(288)	$(343)

			As of Dec 31,	As of Dec 31,
Liquidity			2007	2006

Cash			$133	$184
Current Portion of Long-term Debt plus Long-term Debt			$595	$618
     Cash balances at the end of the year were $133 million, down $51 million from a year ago, reflecting planned investment in Spirit’s core business, primarily for the 787 program. Spirit has an existing $400 million revolving credit facility with a group of banks of which $388 million was available to the company at year-end 2007. Debt balances at the end of the fourth quarter were $595 million, down $23 million from year-end 2006.
2008 Outlook
     Spirit previously issued 2008 revenue guidance of approximately $4.7 billion, or 21 percent higher than 2007 revenues. The projection was based on previously issued 2008 Boeing delivery guidance of 480-490 aircraft and internal Spirit forecasts for Airbus and other products. Spirit’s revenue guidance assumed delivery of approximately forty-five 787 ship sets from Spirit to Boeing. On January 16, 2008, Boeing announced an additional three month schedule shift in first flight and shifted first delivery to early 2009. Presently, Spirit and Boeing are jointly assessing the impact of this announcement on Spirit’s 2008 787 deliveries to Boeing. A reduction in Spirit’s 2008 787 ship set deliveries would likely result in lower than forecasted revenues and earnings for the year. Major focus areas for Spirit on the 787 program continue to be solidifying the supply base, accommodating engineering changes and timely receipt of systems and wiring for installation. (Table 3)
Table 3. Financial Outlook

	2007 Actual	2008 Guidance	Change

Revenues	$3.9B	~$4.7B	~21%
Earnings Per Share (Fully Diluted)	$2.13	$2.30 — $2.40	8% — 13%
Effective Tax Rate (% Pre-Tax Earnings)	29.3%	33% — 34%*	370 BPS — 470 BPS

*	Effective tax rate guidance among other factors, assumes the benefit of an extension to the U.S. research tax credit.
     Assuming a $4.7 billion revenue base, earnings per share for 2008 are expected to be between $2.30 and $2.40 per share as increased volumes on large commercial aircraft programs and improved operating efficiencies increase profitability.
     Discussions between Spirit and Boeing concerning the impact of 787 schedule shifts to Spirit’s 2008 cash flow are continuing. The company expects to provide cash flow guidance upon completion of the discussions. Spirit is also evaluating alternatives for securing additional financing to meet potential liquidity needs.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements that reflect the plans and expectations of Spirit AeroSystems Holdings, Inc. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “continue,” or other similar words. These statements reflect Spirit AeroSystems Holdings, Inc.’s current view with respect to future events and are subject to risks and uncertainties, both known and unknown. Such risks and uncertainties may cause the actual results of Spirit AeroSystems Holdings, Inc. to vary materially from those anticipated in forward-looking statements, and therefore we caution investors not to place undue reliance on them. Potential risks and uncertainties include, but are not limited to: our customers’ aircraft build rates; the ability to enter into supply arrangements with additional customers and satisfy performance requirements under existing contracts; any adverse impact on our customers’ production of aircraft; the success and timely progression of our customers’ new programs including, but not limited to The Boeing Company’s 787 aircraft program; future levels of business in the aerospace and commercial transport industries; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws; the effect of new commercial and business aircraft development programs; the cost and availability of raw materials; the ability to recruit and retain highly skilled employees and relationships with unions; spending by the United States and other governments on defense; the continuing ability to operate successfully as a stand alone company; the outcome of ongoing or future litigation and regulatory actions; exposure to potential product liability claims; and our ability to obtain adequate financing on acceptable terms to meet our capital needs. Additional information as to factors that may cause actual results to differ materially from our forward-looking statements can be found in Spirit AeroSystems Holdings, Inc.’s filings with the United States Securities and Exchange Commission. Spirit AeroSystems Holdings, Inc. undertakes no obligation and does not intend to update publicly any forward-looking statements after the date of this press release, except as required by law.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the fourth quarter of 2007 were $462 million, up 17 percent over the same period last year as deliveries to Boeing increased, revenue milestones on the CH-53K Helicopter were achieved, and non-recurring work statement revenues increased. Full-year 2007 revenues were $1.8 billion, up 14 percent from full-year 2006 on higher production volume and increased non-recurring work statement. Operating margins for the fourth quarter of 2007 were 16.1 percent reflecting increased R&D expense on new programs and inefficiencies due to supply chain disruption which resulted in a negative $4 million cumulative catch-up adjustment. Fuselage Systems posted full-year 2007 operating margins of 17.7 percent. Fourth quarter and full-year 2006 segment operating margins were significantly impacted by IPO-related expenses. Adjusted segment operating margins are presented in the company’s fourth quarter and full-year 2006 financial news release issued on February 8, 2007.
Propulsion Systems
     Propulsion Systems segment revenues for the fourth quarter of 2007 were $265 million, up 21 percent over the same period last year as deliveries to Boeing and non-recurring revenues increased. Full-year 2007 revenues were $1.1 billion, up 20 percent from full-year 2006 on higher production volume and non-recurring work statement increases. Operating margins for the fourth quarter of 2007 were 16.6 percent reflecting continued strong performance across programs. Propulsion Systems posted full-year 2007 operating margins of 16.4 percent. Fourth quarter and full-year 2006 segment operating margins were significantly impacted by IPO-related expenses. Adjusted segment operating margins are presented in the company’s fourth quarter and full-year 2006 financial news release issued on February 8, 2007.

Wing Systems
     Wing Systems segment revenues for the fourth quarter of 2007 were $247 million, up 8 percent over the same period last year as deliveries to Boeing and Airbus increased. Full-year 2007 revenues were $986 million, up 37 percent from full-year 2006. 2007 full-year revenues increased on higher production volume and include a full-year of revenues from Spirit Europe which was acquired on April 1, 2006. Operating margins for the fourth quarter of 2007 were 14.6 percent reflecting expected supply chain benefits from global sourcing and improved factory performance which resulted in a favorable $5 million cumulative catch-up adjustment and reduced R&D expense for new programs. Wing Systems posted full-year 2007 operating margins of 11.3 percent. Fourth quarter and full-year 2006 segment operating margins were significantly impacted by IPO-related expenses. Adjusted segment operating margins are presented in the company’s fourth quarter and full-year 2006 financial news release issued on February 8, 2007.
Table 4. Segment Reporting

	4th Quarter			Twelve Months
($’s in Millions, except margin percent)	2007	2006	Change	2007	2006[1]	Change

Segment Revenues
Fuselage Systems	$461.5	$395.9	16.6%	$1,790.7	$1,570.0	14.1%
Propulsion Systems	$265.1	$218.9	21.1%	$1,063.6	$887.7	19.8%
Wing Systems	$247.4	$229.0	8.0%	$985.5	$720.3	36.8%
All Other	$6.4	$8.0	(20.0%)	$21.0	$29.7	(29.3%)

Total Segment Revenues	$980.4	$851.8	15.1%	$3,860.8	$3,207.7	20.4%

Segment Earnings/(Loss) from Operations
Fuselage Systems	$74.4	$(95.8)	NM	$317.6	$112.5	NM
Propulsion Systems	$44.0	$(66.7)	NM	$174.2	$33.7	NM
Wing Systems	$36.2	$(18.8)	NM	$111.3	$11.8	NM
All Other	$0.7	$1.0	NM	$2.5	$4.3	NM

Total Segment Operating Earnings/(Loss)	$155.3	$(180.3)	NM	$605.6	$162.3	NM

Unallocated Corporate SG&A Expense	$(47.3)	$(61.9)	NM	$(181.6)	$(216.5)	NM
Unallocated Research & Development Expense	$(1.3)	$1.8	NM	$(4.8)	$(2.1)	NM

Total Earnings/(Loss) from Operations	$106.7	$(240.4)	NM	$419.2	$(56.3)	NM

Segment Operating Earnings as % of Revenues
Fuselage Systems	16.1%	(24.2% )	NM	17.7%	7.2%	NM
Propulsion Systems	16.6%	(30.5% )	NM	16.4%	3.8%	NM
Wing Systems	14.6%	(8.2% )	NM	11.3%	1.6%	NM
All Other	10.9%	12.5%	NM	11.9%	14.5%	NM

Total Segment Operating Earnings/(Loss) as % of Revenues	15.8%	(21.2% )	NM	15.7%	5.1%	NM

Total Operating Earnings/(Loss) as % of Revenues	10.9%	(28.2% )	NM	10.9%	(1.8%)	NM

[1]	Includes Spirit Europe since acquisitIon on April 1, 2006 and costs associated with the company’s Initial Public Offering and the reversal of tax valuation reserves during the fourth quarter of 2006.

Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Sam Marnick (316) 523-3330

Spirit Ship Set Deliveries
(BASED ON FUSELAGE DELIVERIES)
2006 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 06

B737	64	77	84	77	302
B747	3	3	3	4	13
B767	3	3	3	3	12
B777	14	16	16	19	65

Total	84	99	106	103	392

A320	0	81	74	86	241
A330/340	0	33	17	23	73
A380	0	4	0	0	4

Total[1]	0	118	91	109	318

Hawker 850XP1	0	12	15	24	51

Total Spirit	84	229	212	236	761

[1]	Deliveries associated with Airbus and Hawker products were acquired with Spirit Europe on April 1, 2006.
2007 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 07

B737	83	85	84	79	331
B747	5	4	5	4	18
B767	3	4	3	3	13
B777	21	21	21	20	83
B787*	0	1	0	0	1

Total	112	115	113	106	446

A320	93	84	91	91	359
A330/340	22	21	22	20	85
A380	0	0	2	3	5

Total	115	105	115	114	449

Hawker 850XP	16	15	17	20	68

Total Spirit	243	235	245	240	963

*	Full-Revenue Units Only, Does not include Static and Fatigue test units

Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Income (Loss)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(audited)

	($ in millions, except per share data)
Net Revenues	$980.4	$851.8	$3,860.8	$3,207.7
Operating costs and expenses:
Cost of sales	809.0	1,007.6	3,197.2	2,934.3
Selling, general and administrative	49.8	65.0	192.1	225.0
Research and development	14.9	19.6	52.3	104.7

Total Costs and Expenses	873.7	1,092.2	3,441.6	3,264.0
Operating Income (Loss)	106.7	(240.4)	419.2	(56.3)
Interest expense and financing fee amortization	(8.7)	(15.3)	(36.8)	(50.1)
Interest income	6.2	8.1	29.0	29.0
Other income, net	3.3	2.3	8.4	5.9

Income From Continuing Operations Before Income Taxes	107.5	(245.3)	419.8	(71.5)
Income tax provision	(32.0)	175.9	(122.9)	88.3

Net Income (Loss)	$75.5	$(69.4)	$296.9	$16.8

Earnings (loss) per share
Basic	$0.55	$(0.58)	$2.21	$0.15
Shares	136.7	120.4	134.5	115.6

Diluted	$0.54	$(0.58)	$2.13	$0.14
Shares	139.6	120.4	139.3	122.0

Spirit AeroSystems Holdings, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
	(unaudited)	(audited)
	($ in millions)
Current assets
Cash and cash equivalents	$133.4	$184.3
Accounts receivable,net	159.9	200.2
Other receivable	109.5	43.0
Inventory, net	1,343.2	882.2
Prepaid expenses	14.2	20.8
Income tax receivable	9.6	21.7
Deferred tax asset — current	67.3	68.3
Other current assets	6.3	—

Total current assets	1,843.4	1,420.5
Property, plant and equipment, net	963.8	773.8
Long-term receivable	123.0	191.5
Pension assets	318.7	207.3
Deferred tax asset — non-current	30.5	39.1
Other assets	61.1	90.0

Total assets	$3,340.5	$2,722.2

Current liabilities
Accounts payable	$362.6	$339.1
Accrued expenses	163.9	157.4
Profit sharing/ deferred comp	18.7	28.5
Current portion of long-term debt	16.0	23.9
Deferred revenue liability	109.9	20.8
Income taxes payable	2.5	—
Other short-term liabilities	1.4	—

Total current liabilities	675.0	569.7
Long-term debt	579.0	594.3
Advance payments	653.4	587.4
Pension/ OPEB obligation	43.0	53.7
Deferred tax liability	23.7	—
Other liabilities	99.2	58.1
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 102,693,058 and 63,345,834 issued and outstanding, respectively	1.0	0.6
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,826,434 and 71,351,347 shares issued and outstanding, respectively	0.4	0.7
Additional paid-in capital	924.6	858.7
Accumulated other comprehensive income	118.3	72.5
Retained earnings / (deficit)	222.9	(73.5)

Total shareholders’ equity	1,267.2	859.0

Total liabilities and shareholders’ equity	$3,340.5	$2,722.2

Spirit AeroSystems Holdings, Inc.
Consolidated Statements of Cash Flows

	For the Twelve Months Ended	For the Twelve Months Ended
	December 31, 2007	December 31, 2006
	(unaudited)	(audited)
	($ in millions)
Operating activities
Net Income	$296.9	$16.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	97.4	52.8
Amortization expense	7.6	12.0
Accretion of long-term receivable	(21.1)	(22.0)
Employee stock compensation expense	33.0	182.3
Excess tax benefits from share-based payment arrangements	(34.0)	(15.3)
Gain/loss from foreign currency transactions	(2.1)	—
Gain/ Loss on disposition of assets	1.0	0.9
Deferred taxes	9.1	(109.8)
Pension income, net	(20.2)	(23.5)

Changes in assets and liabilities, net of acquisition
Accounts receivable	20.5	(41.9)
Inventory, net	(458.9)	(318.6)
Other current assets	6.6	(10.5)
Accounts payable and accrued liabilities	24.9	149.4
Profit sharing / deferred compensation	(9.8)	5.5
Customer advances	123.4	400.0
Income taxes payable	45.9	(7.9)
Deferred revenue and other deferred credits	70.4	—
Other	(10.5)	3.4

Net cash provided by operating activities	180.1	273.6

Investing Activities
Purchase of property, plant and equipment	(288.2)	(343.2)
Proceeds from sale of assets	0.3	0.3
Acquisition of business, net of cash acquired	—	(145.4)
Capital expense reimbursement	45.5	—
Financial derivatives	3.3	4.7
Other	—	10.0

Net cash (used in) investing activities	(239.1)	(473.6)

Financing Activities
Proceeds from short-term debt	—	85.0
Payments on short-term debt	—	(85.0)
Principal payments of debt	(24.7)	(124.0)
Excess tax benefits from share-based payment arrangements	34.0	15.3
Equity issuance costs	—	249.3
Debt issuance costs	—	(0.8)
Executive stock investments/(repurchases)	(1.0)	1.1

Net cash provided by financing activities	8.3	140.9

Effect of exchange rate changes on cash and cash equivalents	(0.2)	2.1

Net (decrease) in cash and cash equivalents for the period	(50.9)	(57.0)
Cash and cash equivalents, beginning of the period	184.3	241.3

Cash and cash equivalents, end of the period	$133.4	$184.3